EXHIBIT 15


        March 30, 1994




    VICORP Restaurants, Inc.:

    We are aware that VICORP Restaurants, Inc. has incorporated by reference into the Company's previously filed Registration Statements File No. 33-26650, 33-32608, 33-34447, 33-48205 and 33-49166, its Form 10-Q for the
    quarter ended February 20, 1994, which includes our report dated March 14, 1994, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


    Very truly yours,


    ARTHUR ANDERSEN & CO